Exhibit 10.4

Summary of Gardner Denver, Inc. Severance Program

On July 30, 2012, the Management Development & Compensation Committee of the Board of Directors (the “Compensation Committee”) approved an executive severance compensation program (the “Severance Program”). The Severance Program establishes two tiers of participants with different severance benefits. Tier I participants include the Chief Executive Officer and Chief Financial Officer. Tier II participants include the Corporate Controller, President of the Industrial Products Group, Vice President of Human Resources, General Counsel and Chief Information Officer. The Compensation Committee may add new participants to the Severance Program at any time.

For both Tier I and Tier II participants, cash severance benefits would be provided only upon (a) involuntary termination of employment “without cause” or (b) voluntary separation for a “good reason.” No cash severance benefits would be provided upon a termination “for cause” or upon separation from service as a result of disability, retirement or death. The participants in the Severance Program will also be required to agree to certain non-competition, non-disclosure and non-solicitation covenants and will be subject to a waiver of rights to pursue certain claims against Gardner Denver, Inc. (the “Company”).

Under the Severance Program, cash severance amounts would be two times the annual base salary plus target annual cash bonus opportunity for Tier 1 participants and one times annual base salary plus target annual cash bonus opportunity for Tier II participants. In addition, under the Severance Program, participants will be entitled to receive a prorated annual cash bonus award payment based on actual Company performance, as provided in the Company's Executive Annual Bonus Plan. Participants would also be entitled to health and welfare insurance benefits for 18 months from the date of termination and outplacement services assistance with a maximum benefit of $50,000. Participants with prior severance arrangements in their initial employment offer letters would be entitled to the greater of the benefits under the Severance Program or their employment offer letter. In no event will participants be entitled to dual payments under their respective offer letters and the Severance Program. The Compensation Committee is required to give each participant ninety days advance notice of any changes to the Severance Program if the changes have a material adverse effect on the participants.